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Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

FSA HOLDINGS SECOND QUARTER 2008 RESULTS
U.S. Municipal Business Drives Record First-Half Originations
Reserve Increases and Impairment in FP Investment Portfolio Lead to
Net Loss of $331 Million

FSA EXITS ABS BUSINESS TO COMMIT FULL RESOURCES TO PUBLIC FINANCE

PARENT DEXIA INJECTS $300 MILLION IN THE COMPANY
AND TAKES RESPONSIBILITY FOR LIQUIDITY AND CREDIT RISK
OF FINANCIAL PRODUCTS BUSINESS

        New York, New York, August 6, 2008—Financial Security Assurance Holdings Ltd. (the Company), a member of the Dexia group and the holding company for Triple-A bond insurer Financial Security Assurance Inc. (FSA), announced net losses of $330.5 million for the second quarter of 2008 and $752.1 million for the first half, due primarily to other-than-temporary impairment (OTTI) charges related to the Financial Products (FP) Investment Portfolio and loss expenses related to financial guarantees of second-lien residential mortgage-backed securities (RMBS).

        Robert P. Cochran, chairman and chief executive officer of FSA, said: "While we are disappointed to report these losses, FSA's underlying business fundamentals remained strong in the first half of 2008 with record present value (PV) originations of $591.2 million, primarily driven by originations in the U.S. municipal finance market, and significant growth in earned premiums and credit derivative fees, as well as investment income. At the same time, we dramatically decreased our operating expense."

        On a comparable half-year basis, earned premiums and realized gains on credit derivatives (fees for insuring credit derivatives, formerly included in earned premiums) grew 18.1% to $207.1 million, excluding refundings, and investment income increased by 14.2% to $132.2 million. FSA's operating expenses decreased $34.1 million in the first half, a 36.4% decrease from the comparable period in 2007.

Strategic Review

        In light of the credit deterioration in the residential mortgage-backed portfolio and general economic conditions, FSA and Dexia undertook a strategic business review during the second quarter, which has resulted in a decision to exit the asset-backed business in order to devote full resources to the global public finance sector.

        "Comparing the significant volatility observed in the ABS/RMBS markets against the broad and deep opportunities in the lower risk public finance markets, we have concluded that we can create greater value for issuers, investors and our shareholder by focusing solely on public finance activities. The public sector's challenge of meeting the enormous needs for new public infrastructure and replacement of aging projects throughout the world in the current period of economic stress makes insured executions more cost-efficient for issuers and more attractive to a broader group of investors," Mr. Cochran said.

Increased Loss Provisions for Insured RMBS

        In the second quarter, FSA increased reserves primarily for estimated losses on insured home equity line of credit (HELOC) and ALT-A closed-end second-lien (CES) transactions and established a reserve for three Option ARM insured transactions.

        Commenting on the projected losses, Mr. Cochran said: "We have increased loss provisions considerably to reflect the more severe assumption that economic stress in the U.S. economy will continue at a high level until the middle of 2009 and not return to normal until late 2010. Importantly, the increase in reserves between the first and second quarters is principally due to revising our expectations about when asset performance will recover rather than changes in the recent performance of these transactions. As the loss potential of this economic cycle develops over the next 12 to 18 months, the uncertainty around reserves should reduce dramatically, and, at the same time, our asset-backed and residential mortgage-backed exposure, which has a remaining average life of approximately 3.5 years, will be running off rapidly. This run-off should generate in excess of $700 million of earned revenue and should release substantial capital as risk expires."

Strengthening FSA's Capital Position

        Dexia has injected $300 million in the Company and will take responsibility for the liquidity and credit risk of the Financial Products business, which primarily issues guaranteed investment contracts (GICs). Additionally, the Company will reduce the size of the FP business line to rely on municipal funding only.

        "The combination of these initiatives is expected to reduce FSA's future financial statement volatility, and increase the capital and claims-paying resources dedicated to our public finance business," Mr. Cochran said.

        With these measures in place, FSA exceeds the Triple-A capital requirements for all three rating agencies, and the Company will continue to work closely with each of them to address the qualitative and systemic issues raised in recent reports.

Financial Highlights

        Non-GAAP operating earnings, which exclude fair-value adjustments management considers to be non-economic, were negative $502.7 million for the second quarter of 2008, compared with positive $102.4 million for the second quarter of 2007, and negative $601.7 million for the first half of 2008, compared with positive $197.4 million for the first half of 2007. The decline in operating earnings was driven primarily by increased estimated losses on insured RMBS transactions, economic OTTI charges in the FP Investment Portfolio, an OTTI charge for the write-down of the Company's investment in XL Financial Assurance Ltd. (XLFA) and credit impairment losses in its insured credit derivative portfolio.

        The table below reconciles net income to operating earnings.

NET INCOME (LOSS) AND RECONCILIATION TO
NON-GAAP OPERATING EARNINGS (LOSSES)(1)
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income (loss)	$(330.5)	$62.8	$(752.1)	$148.0
Less after-tax non-economic adjustments:
Fair-value adjustments for instruments with economically hedged risks	(35.3)	(7.2)	(94.3)	(7.2)
Fair-value adjustments for credit derivatives in insured portfolio	184.1	(29.6)	(133.8)	(38.2)
Fair-value adjustments attributable to the Company's own credit risk	500.3	—	551.9	—
Fair-value adjustments attributable to impairment charges	(471.9)	—	(471.9)	—

Subtotal	(507.7)	99.6	(604.0)	193.4
IFRS adjustments	5.0	2.8	2.3	4.0

Operating earnings (losses)	$(502.7)	$102.4	$(601.7)	$197.4

(1)
See "Non-GAAP Measures" below for a discussion of measures not promulgated in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

        The table below highlights the noteworthy items included in both net income and operating earnings.

NOTEWORTHY ITEMS IN NET INCOME (LOSS)
AND OPERATING EARNINGS (LOSSES)
(in millions)

	Three Months Ended June 30,
	2008		2007
	Net Income (Loss)	Operating Earnings (Losses)	Net Income (Loss)	Operating Earnings (Losses)
After-tax:
Realized gains (losses)(1)	$25.1	$25.1	$(1.2)	$(1.2)
OTTI on XLFA investment	(24.7)	(24.7)	—	—

Net realized gains (losses)	0.4	0.4	(1.2)	(1.2)
Losses and loss adjustment expenses	(391.9)	(391.9)	(3.0)	(3.0)
Fair-value adjustments for instruments with economically hedged risks in FP segment	(35.3)	—	(7.2)	—
Fair-value adjustments for credit derivatives in insured portfolio	140.0	(44.1)	(29.6)	—
Fair-value adjustments on FP segment liabilities attributable to the Company's own credit risk	476.3	—	—	—
Fair-value adjustments on committed preferred trust attributable to the Company's own credit risk	24.0	—	—	—
OTTI in FP investment portfolio	(677.6)	(205.7)	—	—

	Six Months Ended June 30,
	2008		2007
	Net Income (Loss)	Operating Earnings (Losses)	Net Income (Loss)	Operating Earnings (Losses)
After-tax:
Realized gains (losses)(1)	$25.2	$25.2	$(1.1)	$(1.1)
OTTI on XLFA investment	(24.7)	(24.7)	—	—

Net realized gains (losses)	0.5	0.5	(1.1)	(1.1)
Losses and loss adjustment expenses	(587.2)	(587.2)	(5.9)	(5.9)
Fair-value adjustments for instruments with economically hedged risks in the FP segment	(94.3)	—	(7.2)	—
Fair-value adjustments for credit derivatives in insured portfolio	(177.9)	(44.1)	(38.2)	—
Fair-value adjustments on FP segment liabilities attributable to the Company's own credit risk	495.9	—	—	—
Fair-value adjustments on committed preferred trust attributable to the Company's own credit risk	56.0	—	—	—
OTTI in FP investment portfolio	(677.6)	(205.7)	—	—

(1)
Includes realized gain (losses) from the General Investment Portfolio and the portfolio of assets acquired in refinancing transactions.

        The primary driver of negative financial guaranty results in the second quarter was additions to reserves on RMBS, including HELOC, Alt-A closed-end second-lien (Alt-A CES) and option adjustable rate mortgage (Option ARM) exposures, and, to a lesser extent, public finance transactions. At June 30, 2008, the Company had net case reserves on ten HELOC, five Alt-A CES and three Option ARM transactions totaling $728.6 million pre-tax, as a result of having increased the ultimate net loss estimates on these RMBS insured transactions to $983.3 million pre-tax. Loss and loss adjustment expenses totaled $602.9 million pre-tax for the second quarter and $903.3 million pre-tax for the first half, driven primarily by increases in these RMBS reserves and a $52.1 million pre-tax loss incurred on public finance transactions in the second quarter.

        The Company estimated $44.1 million of after-tax credit impairment losses (estimated economic losses) on two credit default swap (CDS) transactions. The portion of the CDS fair-value adjustments attributable to estimated economic loss is included in operating earnings, while the portion of the fair-value adjustments expected to sum to zero over the lives of the insured transactions is excluded from operating earnings.

        The adverse FP results were due primarily to OTTI charges on certain RMBS securities in the FP Investment Portfolio. When it is probable that an investor will not recover all contractual cash flows from an available-for-sale investment, GAAP requires the asset to be written down to market value through income as a realized loss, regardless of the estimate of economic loss expected. In the second quarter, the after-tax effect on net income for such OTTI charges was $677.6 million. However, management's estimate of the actual expected loss on these impaired securities is $205.7 million after-tax. Given the Company's ability and intent to hold these assets to maturity, the remaining $471.9 million of the OTTI charge represents fair-value adjustments that management expects will reverse over the lives of these securities.

        Shareholders' equity (book value) was $61.9 million under GAAP at June 30, 2008. Book value decreased by $1.5 billion since year-end 2007, driven primarily by negative fair-value adjustments in the FP Investment Portfolio and losses incurred in the financial guaranty segment.

        Non-GAAP adjusted book value (ABV) was $4.6 billion at June 30, 2008. Over the past 12 months, ABV grew 2.0% excluding the effects of dividends and capital contributions. Management believes that growth in ABV excluding such effects indicates the organic growth in economic value of the enterprise. See "Non-GAAP Measures" below for a discussion of ABV and reconciliation to GAAP shareholders' equity.

BUSINESS PRODUCTION

ORIGINATIONS
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
US Public Finance
Gross par insured	$21,290.2	$12,010.7	$39,648.4	$26,275.0
Gross PV financial guaranty originations(1)	269.5	77.4	466.1	151.4
International Public Finance
Gross par insured	$670.7	$2,366.6	$1,169.8	$3,587.0
Gross PV financial guaranty originations(1)	26.7	42.9	44.7	71.7
Global Asset-Backed
Gross par insured	$1,281.5	$11,657.9	$2,898.9	$25,894.2
Gross PV financial guaranty originations(1)	13.5	74.9	80.4	142.8
Financial Products
Gross PV NIM originated	$(0.4)	$22.7	$0.0	$49.5
Total
Gross par insured	$23,242.4	$26,035.2	$43,717.1	$55,756.2
Gross PV originations(2)	309.3	217.9	591.2	415.4

(1)
Consists of PV premiums originated and PV credit derivative fees originated. For definition and discussion, see "Non-GAAP Measures" below. For a reconciliation of PV financial guaranty originations to gross premiums written and for the new financial statement presentation relating to credit derivative fees, see "Analysis of Financial Results—Premiums and Realized Gains on Credit Derivatives" below.

(2)
For definition and discussion, see "Non-GAAP Measures" below.

        Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the previous year. Some of the amounts shown for the second quarter of 2007 differ from those originally reported for that period because of subsequent reclassifications, primarily to reflect the underlying exposure of transactions previously wrapped by other monoline financial guarantors.

Public Finance Originations

        First-half 2008 estimated U.S. municipal market volume of $221.7 billion was 4% lower than in the first half of 2007. During the second quarter, the market made up most of the ground lost during the first quarter, when it was down 21% as a result, in part, of illiquidity in the auction rate securities (ARS) market. A high volume of ARS was refunded in the second quarter.

        Due to downgrades of some monoline guarantors, insurance penetration of the market for new U.S. municipal bonds sold in the first half was approximately 24%, compared with 49% in the first half of 2007. FSA's share of the insured par sold rose to approximately 62%, compared with 22% in the first half of 2007.

        On a closing-date basis for the second quarter, including both primary- and secondary-market U.S. public finance transactions, FSA's par amount originated increased 77.3%, and PV originations rose 248.3%, due to the market's continued strong preference for FSA-insured bonds. FSA was generally able to obtain more favorable pricing and structuring terms than in recent years. For the first half, U.S.

municipal par insured increased 50.9%, and PV originations grew 207.9%. Approximately 96% of the bonds insured year-to-date had an underlying credit quality of Single-A or higher.

        In international public finance markets, FSA's second-quarter production decreased 71.7% in par insured and 37.8% in PV originations. These markets have been limited by a lack of liquidity, but are beginning to see increased activity. FSA guaranteed a senior loan for a toll road public-private partnership in Spain and provided secondary-market guarantees on Polish sovereign and UK water utility issues. For the first half, international public finance par insured decreased 67.4%, and PV premiums originated decreased 37.7%. Premium rates were generally higher due to wider credit spreads.

ANALYSIS OF FINANCIAL RESULTS

        PREMIUMS AND REALIZED GAINS ON CREDIT DERIVATIVES. In the first quarter of 2008, after consultation with the Securities and Exchange Commission staff, members of the financial guaranty industry reclassified credit derivative items into two captions: "Realized gains and other settlements from credit derivative contracts" and "Unrealized gains (losses) on credit derivatives." In prior years, the Company recorded all credit derivative fees as premiums rather than realized gains from credit derivative contracts, regardless of whether they qualified as derivatives under Statement of Financial Accounting Standards No 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). The prior-year results have been reclassified to conform to the current-year presentation.

        The following table reconciles gross premiums written, which captures premiums collected and accrued for in the period regardless of when the related business was originated, to PV financial guaranty originations, a non-GAAP measure that management uses to evaluate current financial guaranty business production. PV financial guaranty originations includes PV premiums originated and PV credit derivative fees originated and excludes PV NIM originated in the FP segment.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Gross premiums written	$328.2	$145.2	$570.3	$269.6
Gross installment premiums received	(39.8)	(38.5)	(74.9)	(75.4)

Gross upfront premiums originated	288.4	106.7	495.4	194.2
Gross PV estimated installment premiums originated	21.3	70.5	33.0	95.9

Gross PV premiums originated	309.7	177.2	528.4	290.1
Gross PV credit derivative fees originated	—	18.0	62.8	75.8

Gross PV financial guaranty originations	$309.7	$195.2	$591.2	$365.9

        The following table summarizes premiums and realized gains from credit derivatives, net of reinsurance.

NET PREMIUMS AND REALIZED GAINS FROM CREDIT DERIVATIVES
(dollars in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	% change	2008	2007	% change
Net premiums written	$267.4	$87.9	204.2%	$462.8	$166.6	177.8%

Net premiums earned excluding effect of refundings and accelerations:
Public finance	$52.9	$42.7	23.9%	$99.8	$84.5	18.1%
Asset-backed	18.9	25.5	(25.9)	38.5	45.5	(15.4)

Net premiums earned excluding effect of refundings and accelerations	71.8	68.2	5.3	138.3	130.0	6.4
Realized gains and other settlements from credit derivatives(1)	32.6	23.2	40.5	68.8	45.4	51.5

Realized gains from credit derivatives and net premiums earned excluding refundings and accelerations	$104.4	$91.4	14.2%	$207.1	$175.4	18.1%

Net premiums earned excluding effect of refundings and accelerations	$71.8	$68.2	5.3%	$138.3	$130.0	6.4%
Refundings:
Public finance	12.4	14.6	(15.1)	18.8	28.2	(33.3)
Asset-backed	0.1	—	—	0.1	1.4	(92.9)

Refundings	12.5	14.6	(14.4)	18.9	29.6	(36.1)

Net premiums earned	$84.3	$82.8	1.8%	$157.2	$159.6	(1.5)%

(1)
Fees for insuring credit derivatives, formerly included in earned premiums

        For the second quarter, gross premiums written increased 126.0%, and net premiums written increased 204.2%. For the first half, gross premiums written increased 111.5%, and net premiums written increased 177.8%. In each case, the change reflected primarily an increase in public finance premiums written, partially offset by a decrease in asset-backed premiums written.

        Second quarter net premiums earned increased 1.8% to $84.3 million, including $12.5 million from refundings and accelerations. For last year's comparable period, net premiums earned from refundings and accelerations totaled $14.6 million. Excluding premiums from refundings and accelerations, second quarter net premiums earned increased 5.3%, reflecting an increase in public finance premiums, partially offset by a decrease in asset-backed premiums earned. Excluding the effect of refunding and accelerations, public finance net earned premiums increased 23.9% to $52.9 million on a comparable-quarter basis.

        For the first half, net premiums earned decreased 1.5% to $157.2 million, including $18.9 million from refundings and accelerations. For the prior year, net premiums earned from refundings and accelerations totaled $29.6 million. Excluding premiums from refundings and accelerations, year-to-date net premiums earned increased 6.4% for the first half, primarily reflecting an increase in public finance premiums, partially offset by a decrease in asset-backed earned premiums. Excluding the effect of refundings and accelerations, public finance net premiums earned increased 18.1% to $99.8 million on a comparable-first-half basis.

        Realized gains from credit derivative contracts, which comprise the net contractual periodic fees earned (previously reported as a component of premiums earned), increased for both the quarter and first half on a comparable-period basis, due to increased rates, particularly in respect of transactions originated in the second half of 2007.

        UNREALIZED GAINS (LOSSES) ON CREDIT DERIVATIVES. Under GAAP, insurance policies issued in CDS form typically must be marked to market through the income statement. CDS comprise the majority of credit derivatives in the insured portfolio. Absent any claims under the guaranty, any decreases or increases to income due to unrealized marks will sum to zero by the time of each contract's maturity. FSA primarily insures two types of CDS contracts: (1) those that reference a static pool of underlying corporate credits, subject to a large deductible, and (2) those that reference individual securities, such as collateralized loan obligations or previously insured infrastructure financings. In either case, the CDS contracts generally provide for payments on a scheduled basis and otherwise replicate the terms of a traditional financial guaranty insurance policy. No collateral is posted to secure FSA's obligations under the CDS.

        At June 30, 2008, FSA's insured credit derivative portfolio subject to mark-to-market accounting requirements had a net outstanding par value of $78.3 billion, representing approximately one-fifth of total insured net par outstanding. In the second quarter of 2008, the Company reported net unrealized gains of $215.4 million ($140.0 million after tax), compared with unrealized losses of $45.6 million ($29.6 million after tax) in the second quarter of 2007. For the first half of 2008, the Company reported net unrealized losses of $273.7 million ($177.9 million after tax), compared with net unrealized losses of $58.8 million ($38.2 million after tax) in the first half of 2007. In 2008, fair-value adjustments included estimated economic losses of $67.9 million pre-tax, which are included in operating earnings. FSA's total insured CDS portfolio was 89.8% Triple-A or Super Triple-A, 6.6% Double-A, 2.5% Single-A and 1.1% below investment grade at June 30, 2008.

        GENERAL INVESTMENT PORTFOLIO. Second-quarter net investment income increased 16.0% to $67.4 million from $58.1 million a year ago. For the first half, net investment income increased 14.2% to $132.2 million from $115.8 million in the first half of 2007. The increases primarily reflect higher invested balances in the investment portfolio resulting from upfront premium origination activity and a capital contribution in February 2008. The Company's year-to-date effective tax rate on investment income (excluding the effects of realized gains and losses, the FP segment and assets acquired in refinancing transactions) was 12.9% in 2008, versus 12.3% for last year's comparable period.

        Realized losses on the general investment portfolio were $2.4 million in the second quarter of 2008, compared with $1.9 million in the second quarter of 2007, and $2.2 million in the first half of 2008, compared with $2.1 million in the first half of 2007. For the second quarter of 2008, realized gains and losses include gains on sales of certain invested assets of $35.6 million ($23.2 million after tax), partially offset by OTTI charges on the Company's investment in XLFA preferred shares of $38.0 million ($24.7 million after tax).

        RESERVES. During the quarter, the Company recorded loss expense of $602.9 million ($391.9 million after tax), compared with $4.7 million ($3.0 million after tax) in the second quarter of 2007. Loss expense for the first half of 2008 was $903.3 million ($587.2 million after tax) compared with $9.1 million ($5.9 million after tax) in the first half of 2007. The increase in loss expense results primarily from increases in loss estimates on RMBS transactions, such as HELOCs, Alt-A CES and Option ARMs, plus a new reserve for one public finance transaction. The increases in reserves for HELOCs and Alt-A CES between first and second quarters do not result from any material deterioration in the recent performance of these transactions, but rather from revising our expectations about when asset performance will recover.

        As of June 30, 2008, loss reserves reflect updated assumptions used in loss calculations. Based on the continuation of economic stress in the U.S. economy, management's current reserve estimates assume loss levels for transactions backed by second-mortgage products will remain at their peaks until mid-2009 (six months longer than assumed last quarter) and slowly recover to more normal rates by mid-2010. For first-mortgage transactions, where losses take longer to develop than in second-mortgage transactions, peak loss rates are assumed to continue until early 2010 and slowly recover to more normal rates by early 2011. All RMBS have been evaluated using these basic assumptions, driven by the actual performance of each transaction.

        The table below summarizes loss reserves as of December 31, 2007 and June 30, 2008.

FINANCIAL GUARANTY LOSS RESERVES AND NET PAR OUTSTANDING
(EXCLUDING INSURED DERIVATIVES IN THE INSURED PORTFOLIO)
(in millions, except for risks)

	As of June 30, 2008			As of December 31, 2007
	Net Reserves	Net Par Outstanding	Number of Risks	Net Reserves	Net Par Outstanding	Number of Risks
HELOC	$521.5	$4,449	10	$56.9	$1,443	5
Alt-A closed-end second lien	168.3	971	5	—	—	—
Option ARMs	38.8	354	3	—	—	—
Other ABS	7.5	129	10	6.3	40	4

Total ABS case reserves	736.1	5,903	28	63.2	1,483	9
Public finance	84.2	732	5	34.9	561	4

Subtotal	820.3	$6,635	33	98.1	$2,044	13
Non-specific reserve	33.7			100.0

Total	$854.0			$198.1

        In the second quarter of 2008 and first half of 2008, the Company made claim payments on HELOCs of $150.5 million and $207.1 million, respectively, bringing total inception-to-date claim payments on HELOCs to $254.7 million. No claims had been paid on Alt-A CES or Option ARMs as of June 30, 2008. Most Alt-A CES claims will not be due for approximately 28 years. Management expects Option ARM claim payments to occur beginning in 2012. As of June 30, 2008, the ultimate loss estimate for HELOCs, Alt-A CES and Option ARMs is $983.3 million pre-tax.

        FP SEGMENT NET INTEREST MARGIN. FP Segment NIM is a non-GAAP measure representing the FP Segment's net interest margin, including the effect of derivatives and excluding fair-value adjustments other than amounts representing estimated economic losses. FP Segment NIM decreased to negative $298.9 million for the second quarter of 2008 from a positive $25.8 million for the second quarter of 2007. For the first half of 2008, FP Segment NIM decreased to negative $282.8 million from a positive $50.4 million. The decrease was primarily driven by economic OTTI charges of $316.5 million ($205.7 million after tax) in the second quarter of 2008. Excluding OTTI charges, the FP segment generated positive NIM of $17.6 million for the second quarter of 2008 and $33.7 million year to date.

        The FP Investment Portfolio is marked to market under GAAP. Unrealized gains or losses in the available-for-sale portfolio related to hedged interest rate and foreign exchange risk is generally recorded in income, with the remainder of the mark to market recorded in accumulated other comprehensive income, unless deemed OTTI. Trading portfolio unrealized gains and losses are recorded in income. The FP group has the ability and the intent to hold its assets to their maturities, and therefore, absent an expected or realized credit event requiring an OTTI charge, marks should sum to zero when assets mature. Given the large size of the FP Investment Portfolio ($14.0 billion carrying value), even a small market movement can have a material impact on aggregate market value.

        The Company recorded net income losses related to credit-spread widening of $62.4 million ($40.6 million after tax) in the second quarter of 2008 and $149.3 million ($97.0 million after tax) in the first half of 2008 related to FP positions designated as trading. Comparable amounts in 2007 were not material. These amounts are excluded from operating earnings and FP Segment NIM, as no credit losses are currently expected and the Company intends to carry the positions until maturity.

        The FP portfolio is managed: (1) to minimize interest rate, liquidity and convexity risk by generally matching the asset and liability portfolios on a floating to floating basis and (2) to minimize credit risk through investments in high-quality securities. As of June 30, 2008, approximately 65.6% of the investment portfolio was invested in non-agency RMBS, 66.2% of which were rated Triple-A, with 12.7% rated Double-A, 7.8% rated Single-A and 7.7% rated Triple-B.

EXPENSES.

EXPENSES AND POLICY ACQUISITION COSTS
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Other operating expenses and amortization of deferred policy acquisition costs(1)	$12.4	$56.8	$48.1	$103.0
Other operating expenses and amortization of deferred policy acquisition costs, excluding deferred compensation plans (DCP) and supplemental executive retirement (SERP) plans	14.8	49.6	59.5	93.6

(1)
Includes expenses related to the Company's DCP and SERP obligations, which increase or decrease based on changes in the market value of related investments. Such obligations are largely economically defeased by holding related assets for which fair-value changes appear as a component of other income.

        Excluding DCP and SERP obligations, second-quarter other operating expenses and amortization of policy acquisition costs decreased by $34.8 million, or 70.2%. For the first half, such expenses decreased by $34.1 million, or 36.4%. The decreases resulted primarily from reductions in variable employee compensation linked to growth in operating earnings and adjusted book value.

NON-GAAP MEASURES

        To more accurately reflect how the Company's management evaluates the Company's operations and progress toward long-term goals, this release contains both measures promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP measures) and measures not so promulgated (non-GAAP measures). Although the measures identified as non-GAAP in this release should not be considered substitutes for GAAP measures, management considers them key performance indicators and employs them in determining compensation. Non-GAAP measures therefore provide investors with important information about the way management analyzes its business and rewards performance.

        Non-GAAP measures used in this release include operating earnings, PV premiums originated, PV credit derivative fees originated, PV financial guaranty originations, PV NIM originated, PV originations, ABV and FP segment NIM. In the tables above, operating earnings is reconciled to net income, and PV financial guaranty originations is reconciled to gross premiums written.

        The Company defines operating earnings as net income excluding the effects of fair-value adjustments considered to be non-economic and including International Financial Reporting Standards (IFRS) amounts where different from U.S. GAAP.

        The fair-value adjustments excluded from operating earnings are itemized below.

  •
  Fair-value adjustments for instruments with economically hedged risks. These include adjustments related to hedges that are economically effective but do not meet the criteria necessary to receive hedge accounting treatment under SFAS 133. (Any residual hedge ineffectiveness remains in operating earnings.) These also include adjustments related to non-economic changes in fair value related to the trading portfolio, such as the effect of changes in credit spreads.

  •
  Fair-value adjustments for credit derivatives in the insured portfolio, which are certain contracts for which fair-value adjustments are recorded through the income statement because they qualify as derivatives under SFAS 133 or SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments" (SFAS 155). These contracts include FSA-insured CDS, insured interest rate swaps related to certain public finance obligations and insured net interest margin (NIM) securitizations. In the event of a credit impairment, operating earnings would include estimated economic losses, generally at present value.

  •
  Impairment charges on investments, other than the present value of estimated economic losses.

  •
  Fair-value adjustments attributable to the Company's own credit risk, such as debt valuation adjustments on FP segment liabilities for which the fair-value option was elected and fair-value adjustments on the Company's committed preferred trust capital facility.

        The Company employs PV originations to describe the present value of all the Company's originations in a given period. PV originations are estimated by the Company for business originated in the period as the sum of:

  •
  PV financial guaranty originations, defined as (1) PV premiums originated, which consist of estimated future installment premiums discounted to their present value and upfront premiums, plus (2) PV credit derivative fees originated (see "Analysis of Financial Results—Premiums and Realized Gains on Credit Derivatives" above).

  •
  PV NIM originated in the FP segment, defined as estimated interest to be received on investments less estimated transaction expenses and interest to be paid on liabilities plus results from derivatives used for hedging purposes, discounted to present value.

        Management believes that, by disclosing the components of PV originations in addition to premiums written, the Company provides investors with a more comprehensive description of its new business activity in a given period. The discount rate used to calculate PV originations was 4.92% for 2008 originations and 4.86% for 2007 originations. PV premiums originated, PV credit derivative fees originated, PV NIM originated and PV originations are based on estimates of, among other things, prepayment speeds of asset-backed securities.

        PV financial guaranty originations is a measure of gross origination activity and does not reflect cessions to reinsurers or the cost of credit default swaps or other credit protection, which may be considerable, employed by the Company to manage its credit exposures.

        Management uses ABV as a measure of performance and to calculate a portion of employee compensation. An investor attempting to evaluate the Company using GAAP measures alone would not have the benefit of this information. The ABV calculation relies on estimates of the amount and timing of installment premiums, credit derivative fees and net interest margin and applies discount factors to determine the present value. Actual values may vary from the estimates. For performance reporting purposes, the calculation of ABV includes adjustments to reflect IFRS results that the Company reports to its principal shareholder, Dexia, in order to better align the interests of employees with the interests of Dexia, whose accounts are maintained under IFRS. The IFRS adjustments relate primarily to accounting for foreign exchange, contingencies and certain fair-value adjustments. ABV is reconciled to book value in the table that follows.

RECONCILIATION OF GAAP SHAREHOLDERS' EQUITY TO
ADJUSTED BOOK VALUE
(in millions)

	June 30, 2008	December 31, 2007
Shareholders' Equity (Book Value)—GAAP	$61.9	$1,577.8
After-tax adjustments:
Plus net unearned financial guaranty revenues	1,358.4	1,162.4
Plus PV outstanding(1)	883.3	857.8
Less net deferred acquisition costs	191.7	226.1
Less fair-value adjustments for credit derivatives in insured portfolio	(466.9)	(359.7)
Less fair-value adjustments attributable to the Company's own credit risk	581.2	—
Less fair value adjustments for instruments with economically hedged risks	(98.6)	84.9
Less fair value adjustments attributable to non-economic impairment charges	(471.9)	—
Less unrealized gains (losses) on investments	(2,050.0)	(848.4)

Subtotal	4,618.1	4,495.1
IFRS Adjustments	1.3	0.2

Adjusted Book Value	$4,619.4	$4,495.3

(1)
PV outstanding includes the after-tax present value of future earnings from premiums, credit derivative fees, FP net interest margin and ceding commissions. The discount rate varies according to the year of origination. For each year's originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years.

        This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies. Management uses such measures because the measures are required by regulators or used by rating agencies to assess the capital adequacy of the Company. The following table presents statutory-basis information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
(dollars in thousands)

	June 30, 2008	December 31, 2007
Contingency Reserve	$1,265,192	$1,094,352
Surplus to Policyholders	1,209,103	1,608,768

Qualified Statutory Capital	2,474,295	2,703,120
Net Unearned Premium Reserve	2,618,981	2,274,577
Loss and Loss Adjustment Expense Reserve	1,101,348	98,079

Qualified Statutory Capital and Reserves	6,194,624	5,075,776
Net Present Value of Installment Premiums	1,164,734	1,113,051
Third-Party Capital Support(1)	550,000	550,000

Total Claims-Paying Resources(2)	$7,909,358	$6,738,827

Net Insurance in Force (principal & interest)	$660,995,666	$623,157,997
Capital Ratio(3)	267:1	231:1
Claims-Paying Ratio(4)	84:1	92:1

(1)
Standby line of credit facility and money market committed preferred trust securities.

(2)
Total claims-paying resources is a term used by rating agencies to quantify total resources available to pay claims in their stress-case scenarios. Rating agencies may apply further adjustments to some or all of the figures in order to reflect their views of realization.

(3)
Capital ratio is net insurance in force divided by qualified statutory capital.

(4)
Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

        The Company plans to post its latest Operating Supplement to its website, www.fsa.com, today. The Operating Supplement contains additional information about results for the period covered in this release. Also, a presentation entitled "Second Quarter 2008 Results and Business Profile," dated August 6, 2008 and posted to the Analyst Communications/Presentations page of the website, provides additional detail about the Company's portfolio quality and mark-to-market accounting.

FORWARD-LOOKING STATEMENTS

        The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

        In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

  •
  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

  •
  statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

  •
  expected losses on, and adequacy of loss reserves for, insured transactions.

        Words such as "believes," "anticipates," "expects," "intends" and "plans" and future and conditional verbs such as "will," "should," "would," "could" and "may" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

  •
  the risks discussed in the Company's Annual Report on Form 10-K under "Item 1A. Risk Factors";

  •
  changes in capital requirements or other criteria of securities rating agencies applicable to FSA;

  •
  potential for reduced market appetite for FSA-insured securities due to credit watch status at Moody's;

  •
  competitive forces, including the conduct of other financial guaranty insurers and competition from alternative executions;

  •
  changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients;

  •
  impairments to assets in the FP Investment Portfolio proving to be "other-than-temporary" rather than temporary, resulting in reductions in net income;

  •
  changes in accounting principles or practices that may affect the Company's reported financial results;

  •
  an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its General Investment Portfolio;

  •
  inadequacy of reserves established by the Company for losses and loss adjustment expenses;

  •
  disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures;

  •
  downgrade or default of one or more of FSA's reinsurers;

  •
  market conditions, including the credit quality and market pricing of securities issued;

  •
  capacity limitations that may impair investor appetite for FSA-insured obligations;

  •
  market spreads and pricing on insured CDS exposures, which may result in gain or loss due to mark-to-market accounting requirements;

  •
  prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA; and

  •
  other factors, most of which are beyond the Company's control.

        The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

        Financial Security Assurance Holdings Ltd. (the Company), headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial products to clients in both the public and private sectors around the world. The principal operating subsidiary, Financial Security Assurance Inc. (FSA) is a leading financial guarantor. Through other subsidiaries, the Company provides FSA-insured financial products, such as guaranteed investment contracts, to obtain funds at Triple-A cost and then invests those funds in high-quality, liquid securities. The Company is a member of the Dexia group.

Contact:	Betsy Castenir, Press Relations, (212) 339-3424 Tom Vogel, Press Relations, (212) 339-0862 Robert Tucker, Investor Relations, (212) 339-0861

Financial Security Assurance Holdings Ltd.
Condensed Consolidated Statements of Operations and Comprehensive Income
(unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
REVENUES
Net premiums written	$267,377	$87,927	$462,759	$166,608

Net premiums earned	$84,268	$82,860	$157,173	$159,633
Net investment income from general investment portfolio	67,412	58,117	132,258	115,826
Net realized gains (losses) from general investment portfolio	(2,362)	(1,903)	(2,202)	(2,058)
Net change in fair value of credit derivatives:				—
Realized gains (losses) and other settlements	32,660	23,161	68,839	45,400
Net unrealized gains (losses)	215,425	(45,587)	(273,709)	(58,793)

Net change in fair value of credit derivatives	248,085	(22,426)	(204,870)	(13,393)
Net interest income from financial products segment	148,949	260,810	357,713	511,601
Net realized gains (losses) from financial products segment	(1,042,413)	1,208	(1,042,413)	1,742
Net realized and unrealized gains (losses) on derivative instruments	(274,246)	1,053	156,520	32,630
Net unrealized gains (losses) on financial instruments at fair value	1,037,976	9,431	626,586	6,318
Income from assets acquired in refinancing transactions	2,241	5,464	5,963	11,316
Other income	5,692	15,675	3,697	21,503

TOTAL REVENUES	275,602	410,289	190,425	845,118

EXPENSES
Losses and loss adjustment expenses	602,842	4,678	903,271	9,068
Interest expense	11,584	11,584	23,168	23,168
Amortization of deferred acquisition costs	16,602	18,055	32,431	34,006
Foreign exchange (gains) losses from financial products segment	3,403	13,149	16,655	30,653
Net interest expense from financial products segment	187,189	248,441	426,456	490,124
Other operating expenses	(4,164)	38,760	15,690	69,022

TOTAL EXPENSES	817,456	334,667	1,417,671	656,041

INCOME (LOSS) BEFORE INCOME TAXES	(541,854)	75,622	(1,227,246)	189,077
Provision (benefit) for income taxes	(211,354)	12,795	(475,170)	41,054

NET INCOME (LOSS)	(330,500)	62,827	(752,076)	148,023

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Unrealized gains (losses) on available-for-sale securities arising during the period	(331,922)	(96,554)	(1,879,466)	(119,468)
Less: reclassification adjustment for gains (losses) included in net income (loss)	(675,673)	3,228	(674,069)	3,838

Other comprehensive income (loss)	343,751	(99,782)	(1,205,397)	(123,306)

COMPREHENSIVE INCOME (LOSS)	$13,251	$(36,955)	$(1,957,473)	$24,717

See Notes to Consolidated Financial Statements to be filed on Form 10-Q

Financial Security Assurance Holdings Ltd.
Condensed Consolidated Balance Sheets (unaudited)
(dollars in thousands, except amounts per share)

	June 30, 2008	December 31, 2007
ASSETS
General investment portfolio:
Bonds at fair value	$5,519,006	$5,054,664
Equity securities at fair value	1,189	39,869
Short-term investments	344,818	97,366
Financial products segment investment portfolio:
Bonds at fair value	13,392,173	16,936,058
Short-term investments	1,517,881	1,927,347
Trading portfolio at fair value	255,520	349,822
Assets acquired in refinancing transactions	200,892	229,264

Total investment portfolio	21,231,479	24,634,390
Cash	59,924	26,551
Deferred acquisition costs	294,897	347,870
Prepaid reinsurance premiums	1,145,252	1,119,565
Reinsurance recoverable on unpaid losses	291,989	76,478
Deferred tax asset	1,396,744	412,170
Other assets	2,051,592	1,714,456

TOTAL ASSETS	$26,471,877	$28,331,480

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY
Deferred premium revenue	$3,201,837	$2,870,648
Loss and loss adjustment expense reserve	1,145,963	274,556
Financial products segment debt	19,526,441	21,400,207
Notes payable	730,000	730,000
Other liabilities and minority interest	1,805,743	1,478,255

TOTAL LIABILITIES AND MINORITY INTEREST	26,409,984	26,753,666

COMMITMENTS AND CONTINGENCIES
Common stock	335	335
Additional paid-in capital	1,414,084	909,800
Accumulated other comprehensive income (loss)	(2,005,311)	(799,914)
Accumulated earnings	652,785	1,467,593
Deferred equity compensation	14,137	19,663
Less treasury stock at cost	(14,137)	(19,663)

TOTAL SHAREHOLDERS' EQUITY	61,893	1,577,814

TOTAL LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY	$26,471,877	$28,331,480

See Notes to Consolidated Financial Statements to be filed on Form 10-Q

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  Exhibit 99.1